Filed Pursuant to Rule 433
Registration Statement No. 333-218604-2
September 7, 2017

Please find the summary of the indicative terms for our September offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our September offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See "Selective Risk Considerations" herein and "Selected Risk Considerations" in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

BROKERAGE OFFERINGS

Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y RTY SX5E Contingent Coupon Autocallable Yield Notes 75% American barrier, [7.00-9.00]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BGS6	9/26/17	9/26/17 11AM EST	12/31/18	1.50%	U2280
1.5Y SPX RTY Contingent Coupon Autocallable Yield Notes 75% American barrier, [5.50-7.50]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BGT4	9/26/17	9/26/17 11AM EST	3/29/19	1.50%	U2281
1Y XBI Contingent Coupon Autocallable Yield Notes 70% American barrier, [8.00-10.00]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in the underlying beyond the initial level if a knock-in event occurs	22550BGV9	9/26/17	9/26/17 11AM EST	9/28/18	1.50%	U2282
GROWTH ALTERNATIVES
13M SPX RTY Buffered Accelerated Return Equity Securities 10% buffer, 150% upside participation rate to a maximum return of [9.00-11.00]%, 1% loss of principal for every 1% decline in the lowest performing underlying beyond the buffer	22550BGR8	9/26/17	9/26/17 11AM EST	10/31/18	1.25%	K881
2Y SPX Buffered Accelerated Return Equity Securities 10% buffer, 200% upside participation rate to a maximum return of [11.00-13.00]%, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BGU1	9/26/17	9/26/17 11AM EST	10/1/19	1.50%	K882
3.5Y RTY Digital Buffered Notes 20% buffer, [16.00-19.00]% fixed payment percentage if the final level is equal to or greater than the buffer level, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BGY3	9/26/17	9/26/17 11AM EST	3/31/21	1.50%	K883
5Y SPX RTY Absolute Return Digital Barrier Securities 60% European barrier, [33.00-38.00]% fixed payment percentage if the final level of each underlying is equal to or greater than its initial level, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs and a return based on the absolute value of the underlying return of the lowest performing underlying if a knock-in event does not occur.	22550BH22	9/26/17	9/26/17 11AM EST	9/29/22	2.50%	T1103
5Y RTY INDU Accelerated Barrier Notes 50% European barrier, [130.00-140.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BH48	9/26/17	9/26/17 11AM EST	9/29/22	2.50%	T1104

FEE BASED OFFERINGS

Product Description	CUSIP	Trade Date	Offering Closes	Maturity Date	Sales Concession	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y RTY SX5E Contingent Coupon Autocallable Yield Notes 70% American barrier, [8.00-10.00]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BGF4	9/29/17	9/29/17 11AM EST	1/4/19	0.00%	U2276
1.25Y SPX RTY Contingent Coupon Autocallable Yield Notes 72.50% American barrier, [7.00-9.00]% p.a. coupon paid monthly (subject to automatic redemption), 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BGG2	9/29/17	9/29/17 11AM EST	1/4/19	0.00%	U2277
GROWTH ALTERNATIVES
1.5Y SPX Buffered Accelerated Return Equity Securities 10% buffer, 200% upside participation rate to a maximum return of [10.50-12.50]%, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BGH0	9/29/17	9/29/17 11AM EST	4/3/19	0.00%	K878
2.5Y INDU Buffered Accelerated Return Equity Securities 10% buffer, [100.00-105.00]% upside participation rate, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BGJ6	9/29/17	9/29/17 11AM EST	4/2/20	0.00%	K879
2.5Y SX5E Buffered Accelerated Return Equity Securities 10% buffer, [130.00-135.00]% upside participation rate, 1% loss of principal for every 1% decline in underlying beyond the buffer	22550BGK3	9/29/17	9/29/17 11AM EST	4/2/20	0.00%	K880
4Y RTY INDU Absolute Return Barrier Securities 70% European barrier, [150.00-155.00%] upside participation rate, 1% loss of principal for every 1% decline in lowest performing underlying beyond the initial level if a knock-in event occurs	22550BGL1	9/29/17	9/29/17 11AM EST	10/4/21	0.00%	T1100

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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